Exhibit 99.1

DYNAVAX REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

BERKELEY, CA – August 2, 2017 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the second quarter ended June 30, 2017. Cash, cash equivalents and marketable securities were $127.0 million at June 30, 2017 compared to $81.4 million at December 31, 2016. The increase was primarily due to net proceeds of $88.2 million during the first half of 2017 from sales of common stock under an at-the-market sales agreement.

Additional Financial Results

The net loss for the three months ended June 30, 2017 was $20.3 million, or $0.41 per share, compared to $29.0 million, or $0.75 per share, for the same period in 2016. The net loss for the six months ended June 30, 2017 was $45.6 million, or $1.00 per share, compared to $56.0 million, or $1.46 per share, for the same period in 2016.

Research and development expenses for the quarter and six months ended June 30, 2017 were $14.8 million and $31.2 million, respectively, compared to $22.8 million and $42.8 million for the same periods in 2016. The decrease in the 2017 periods reflect reduced compensation and related personnel costs as a result of the January 2017 restructuring and cost reduction initiative. Additionally, the 2017 periods reflect lower costs related to HEPLISAV-B™ [Hepatitis B Vaccine (Recombinant), Adjuvanted] clinical and manufacturing activity partially offset by increased costs relating to seeking regulatory approval for HEPLISAV-B and the ongoing development of SD-101 and earlier stage oncology programs.

General and administrative expenses for the quarter and six months ended June 30, 2017 were $5.6 million and $12.1 million, respectively, compared to $9.2 million and $17.3 million for the same periods in 2016. The decrease in the 2017 periods reflect reduced compensation and related personnel costs as a result of the January 2017 restructuring and cost reduction initiative. Additionally, the 2016 periods included costs related to hiring of consultants for administrative and commercial development services for an anticipated commercial launch of HEPLISAV-B.

About HEPLISAV-B

HEPLISAV-B is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. In Phase 3 trials, HEPLISAV-B showed higher and earlier protection with fewer doses than a currently licensed hepatitis B vaccine. The most frequently reported local reaction was injection site pain. The most common systemic reactions were fatigue, headache and malaise, all of which were similar to an existing vaccine.

HEPLISAV-B is administered in two doses over one-month. Currently marketed hepatitis B vaccines are administered in three doses over a six-month schedule. Results of a published Vaccine Safety Datalink study showed that only 54 percent of adults completed the three-dose hepatitis B vaccine series in one year.1 Those who do not complete the series may not be adequately protected against hepatitis B.

Dynavax has worldwide commercial rights to HEPLISAV-B.

1 Nelson, J. et al. American Journal of Public Health, “Compliance with Multiple-Dose Vaccine Schedules Among Older Children, Adolescents and Adults: Results from a Vaccine Safety Datalink Study.” 2009. Vol. 99 No. S2.

About SD-101

SD-101 is Dynavax’s proprietary, second-generation, Toll-like receptor 9 (TLR9) agonist CpG-C class oligodeoxynucleotide. SD-101 is being studied for its multiple anti-tumor activities in innate immune cells and activation of plasmacytoid dendritic cells to stimulate T cells specific for antigens released from dying tumor cells. TLR9 agonists such as SD-101 enhance T and B cell responses and provide potent Type 1 interferon induction and maturation of plasmacytoid dendritic cells to antigen-presenting cells. SD-101 is being evaluated in several Phase 1/2 oncology studies to assess its safety and activity.

For information about SD-101 trials that are currently recruiting patients, please visit www.clinicaltrials.gov.

About Dynavax

Dynavax is a clinical-stage immunology company focused on leveraging the power of the body’s innate and adaptive immune responses through toll-like receptor (TLR) stimulation. Dynavax is developing product candidates for use in multiple cancer indications, as a vaccine for the prevention of hepatitis B and as a disease modifying therapy for asthma. Dynavax’s lead product candidates are SD-101, an investigational cancer immunotherapeutic currently in Phase 1/2 studies, and HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward Looking Statements

This release contains forward-looking statements and estimates. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether the FDA will approve HEPLISAV-B, notwithstanding the FDA Advisory Committee votes in favor of the efficacy and safety of HEPLISAV-B; whether additional studies or manufacturing process enhancements will be required, or other issues will arise that will delay the BLA review or negatively impact the review and decision whether to approve HEPLISAV-B; the nature and scope of the post-marketing pharmacovigilance plan for HEPLISAV-B; the final label claims and the nature of the label content for HEPLISAV-B; whether the ACIP will recommend use of HEPLISAV-B and the timing of receiving a recommendation; whether we can timely provide adequate clinical supplies; initiation, enrollment and completion of clinical trials of SD-101; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; the ability to successfully develop and commercialize SD-101; whether or not Dynavax and parties with whom we are collaborating may reach any future agreement on further studies or a more extensive collaboration beyond the clinical trials contemplated under the existing agreements; and other risks detailed in the “Risk Factors” section of our most recent periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Contact:

Ryan Spencer

VP, Corporate Strategy & Communications

510.665.4618

rspencer@dynavax.com

DYNAVAX TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended

	June 30,		June 30,
	2017	2016	2017	2016
Revenues:

Collaboration revenue	$-	$1,683	$-	$2,578

Grant revenue	105	88	253	127

Service and license revenue	-	876	-	884

Total revenues	105	2,647	253	3,589

Operating expenses:

Research and development	14,814	22,750	31,159	42,817

General and administrative	5,612	9,151	12,084	17,320

Restructuring	-	-	2,783	-

Total operating expenses	20,426	31,901	46,026	60,137

Loss from operations	(20,321)	(29,254)	(45,773)	(56,548)

Interest income	235	220	380	445

Other income (expense), net	(232)	48	(212)	94

Net loss	$(20,318)	$(28,986)	$(45,605)	$(56,009)

Basic and diluted net loss per share	$(0.41)	$(0.75)	$(1.00)	$(1.46)

Weighted average shares used to compute basic and diluted net loss per share	49,700	38,496	45,787	38,491

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30,	December 31,

	2017	2016
Assets

Cash, cash equivalents and marketable securities	$126,961	$81,415

Property and equipment, net	16,751	17,174

Goodwill	2,140	1,971

Other assets	6,116	9,120

Total assets	$151,968	$109,680

Liabilities and stockholders’ equity

Other liabilities	11,441	20,479

Total liabilities	11,441	20,479

Stockholders’ equity	140,527	89,201

Total liabilities and stockholders’ equity	$151,968	$109,680